		Exhibit 12

General Electric Company Ratio of Earnings to Fixed Charges

(Dollars in millions)		Three months ended March 31, 2003

GE except GECS
Earnings (a)		$3,961
Less:	Equity in undistributed earnings of General Electric
	Capital Services, Inc. (b)	(1,501)
Plus:	Interest and other financial charges included in expense	208
	One-third of rental expense (c)	64

Adjusted "earnings"		$2,732

Fixed Charges:
	Interest and other financial charges	$208
	Interest capitalized	5
	One-third of rental expense (c)	64

Total fixed charges		$277

Ratio of earnings to fixed charges		9.86

General Electric Company and consolidated affiliates
Earnings (a)		$4,319
Plus:	Interest and other financial charges included in expense	2,618
	One-third of rental expense (c)	140

Adjusted "earnings"		$7,077

Fixed Charges:
	Interest and other financial charges	$2,618
	Interest capitalized	13
	One-third of rental expense (c)	140

Total fixed charges		$2,771

Ratio of earnings to fixed charges		2.55

(a) Earnings before income taxes, minority interest and accounting changes.
(b)  Earnings after income taxes, net of dividends, and before accounting changes.
(c) Considered to be representative of interest factor in rental expense.